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                                                                      EXHIBIT 99

                         [MGM GRAND, INC. LETTERHEAD]

                               February 23, 2000

Mr.Stephen A. Wynn
Chairman of the Board
President and Chief Executive Officer
Mirage Resorts, Incorporated
3600 Las Vegas Blvd.
Las Vegas, NV 89109

Dear Steve:

     On behalf of the Board of Directors of MGM Grand, Inc., our Company is offering to acquire the stock of Mirage Resorts, Incorporated for $17 per share. Each of your shareholders can choose to receive the consideration either all in cash, or a combination of $7 cash per share and MGM Grand, Inc. stock valued at $10 per share based on yesterday's closing price of $40 3/8. This offer would provide your shareholders with more than a 56 percent premium over the closing share price of $10 7/8 on February 22, 2000.

     It is our intention that the Board of Directors of the combined entity would consist of all the current members of both Boards.

     In addition to providing your shareholders with an immediate significant premium for their shares, we strongly believe that the revenue enhancement and cost reduction opportunities arising out of this combination would create a significant increase in the value of the stock of the combined company. Beyond the compelling economics, we believe that the combined entity would be the undisputed leader in our industry by any measure.

     We want you to know that neither MGM Grand, Inc. nor its principal shareholder currently own any shares of Mirage Resorts, Incorporated and that it is our intention that this powerful combination be accomplished on a friendly basis. Our offer, which is subject only to standard governmental and corporate approvals and to the negotiation of a definitive agreement, will expire at 5:00 p.m. PST on March 8, 2000.

     We look forward to hearing from you.


                                  Sincerely,

                                  /s/ J. Terrence Lanni

                                  J. Terrence Lanni
                                  Chairman of the Board